INDUCEMENT STOCK OPTION AWARD AGREEMENT

(Non-Plan Inducement Award)

THIS INDUCEMENT STOCK OPTION AWARD AGREEMENT (this “Agreement”) is entered into and effective as of this 8th day of September, 2020 (the “Date of Grant”), by and between ANI Pharmaceuticals, Inc. (the “Company”) and Nikhil Lalwani (the “Optionee”).

A.	The Company desires to grant the Optionee a non-statutory stock option to purchase shares of common stock of the Company as an inducement material to the Optionee entering into employment with the Company.
B.	This stock option is not being granted pursuant to the terms of the ANI Pharmaceuticals, Inc. Sixth Amended and Restated 2008 Stock Incentive Plan (the “Plan”), but shall be subject to the terms of the Plan as if granted thereunder and such terms shall be deemed incorporated herein by reference and made a part of this inducement grant, except to the extent otherwise provided for under that certain employment agreement by and between the Company and Optionee dated July 24, 2020 (the “Employment Agreement”), as in effect on the date the Employment Agreement was originally executed, notwithstanding any amendments thereto. Unless otherwise defined herein or in the Employment Agreement, the terms defined in the Plan shall have the same meanings in this Agreement.

Accordingly, the parties agree as follows:

1.	Grant of Option.

The Company hereby grants to the Optionee the right, privilege, and option (the “Option”) to purchase 179,643 shares (the “Option Shares”) of the Company’s common stock, $0.0001 par value (the “Common Stock”). The Option is not intended to be an “incentive stock option,” as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company will register the Option Shares underlying the Option concurrently with the next registration of shares under the Plan but in no event later than the date any portion of the Option becomes exercisable.

2.	Option Exercise Price.

The per share price to be paid by Optionee in the event of an exercise of the Option will be $29.00, which represents 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, as determined in accordance with the Plan.

3.	Duration of Option and Time of Exercise.

13.1	Initial Period of Exercisability. The Option will become exercisable with respect to the Option Shares in installments. The following table sets forth the initial dates of exercisability of each installment and the number of Option Shares as to which this Option will become exercisable on such dates:

Exercisability	Available for Exercise
September 8, 2021	44,910
September 8, 2022	44,911
September 8, 2023	44,911
September 8, 2024	44,911

The foregoing rights to exercise this Option will be cumulative with respect to the Option Shares becoming exercisable on each such date. In no event will this Option be exercisable after, and this Option will become void and expire as to all unexercised Option Shares at 5:00 p.m. Central time on September 7, 2030 (the “Time of Termination”).

13.2	Termination of Employment or Other Service

(a)	Termination by Company Without Good Cause or by Optionee for Good Reason. In the event the Optionee is terminated by the Company “Without Good Cause” or the Optionee resigns for “Good Reason” (in each case, as defined in the Employment Agreement, and each, a “Qualifying Termination Event”), then notwithstanding any other provision contained in this Agreement or the Plan, the vesting of the Option shall be accelerated to the extent determined by the applicable provisions of the Employment Agreement, subject to the Optionee’s compliance with the conditions required by the Employment Agreement including, but not limited to the execution of a release of claims specified in the Employment Agreement. This Option will remain exercisable, to the extent exercisable after taking into accounting such acceleration, for a period of eighteen months after such termination (but in no event after the Time of Termination).

(b)	Termination Due to Change in Control Conditions. In the event Change in Control Conditions (as defined in the Employment Agreement) have occurred, then notwithstanding any other provision contained in this Agreement or the Plan, the vesting of the Option shall be accelerated to the extent determined by the applicable provisions of the Employment Agreement, subject to the Optionee’s compliance with the conditions required by the Employment Agreement including, but not limited to the execution of a release of claims specified in the Employment Agreement. This Option will remain exercisable, to the extent exercisable after taking into accounting such acceleration, until the Time of Termination.

(c) Termination Due to Death, Disability or Retirement. In the event the Optionee’s employment or other service with the Company and all Subsidiaries is terminated by reason of death, Disability or Retirement, this Option will remain exercisable, to the extent exercisable as of the date of such termination, for a period of one year after such termination (but in no event after the Time of Termination).

(d) Termination for Reasons Other Than Due to Death, Disability, Retirement, a Qualifying Termination or Change in Control Conditions. In the event that the Optionee’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than due to death, Disability, Retirement, a Qualifying Termination or Change in Control Conditions, all rights of the Optionee under the Plan, the Employment Agreement or this Agreement will immediately terminate without notice of any kind, and this Option will no longer be exercisable; provided, however, that if such termination is due to any reason other than termination by the Company or any Subsidiary for Good Cause (as defined in the Employment Agreement), this Option will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the Time of Termination).

(e) Breach of Employment, Consulting, Confidentiality or Non-Compete Agreements. Notwithstanding anything in this Agreement to the contrary and in addition to the rights of the Committee as set forth in Section 12.4 of the Plan, in the event that the Optionee materially breaches the terms of any employment, consulting, confidentiality or non-compete agreement entered into with the Company or any Subsidiary (including an employment, consulting, confidentiality or non-compete agreement made in connection with the grant of the Option), whether such breach occurs before or after termination of the Optionee’s employment or other service with the Company or any Subsidiary, the Committee in its sole discretion may require the Optionee to surrender shares of Common Stock received, and to disgorge any profits

(however defined by the Committee), made or realized by the Optionee in connection with this Option or any shares issued upon the exercise or vesting of this Option.

13.3	Change in Control. For the avoidance of doubt, the provisions of the Plan related to acceleration in the event of a Change in Control (as defined in the Plan) shall not apply. Notwithstanding the foregoing, the Committee, in its sole discretion, retains the right to accelerate all or a portion of the Option in the event of a Change in Control.

4.	Manner of Option Exercise.

14.1	Notice. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan, the Employment Agreement and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail, to the Company at its principal executive office in Baudette, Minnesota, of a written notice of exercise. Such notice must be in a form satisfactory to the Committee, must identify the Option, must specify the number of Option Shares with respect to which the Option is being exercised, and must be signed by the person or persons so exercising the Option. Such notice must be accompanied by payment in full of the total purchase price of the Option Shares purchased. In the event that the Option is being exercised, as provided by the Plan and Section 3.2 above, by any person or persons other than the Optionee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee certificated or uncertificated (“book entry”) shares. In the event that the Option is being exercised, as provided by resolutions of the Committee and Section 4.2 below, by tender of a Broker Exercise Notice, the Company will deliver such shares directly to the Optionee’s broker or dealer or their nominee.

4.2	Payment.

(a)	At the time of exercise of this Option, the Optionee must pay the total purchase price of the Option Shares to be purchased entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, or attestation as to ownership, of Previously Acquired Shares that are acceptable to the Committee; (iii) by a “net exercise” of the Option (as described below); or (iv) by a combination of such methods.

(b)	In the event the Optionee is permitted to pay the total purchase price of this Option in whole or in part with Previously Acquired Shares, the value of such shares will be equal to their Fair Market Value on the date of exercise of this Option.

(c)	In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Optionee but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method.

(d)	Shares of Common Stock will no longer be issuable under this Option (and this Option will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Optionee as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

5.	Rights of Optionee; Transferability.

5.1	Employment or Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Optionee at any time, nor confer upon the Optionee any right to continue in the employ of or provide services to the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

5.2	Rights as a Stockholder. The Optionee will have no rights as a stockholder of the Company unless and until all conditions to the effective exercise of this Option (including, without limitation, the conditions set forth in Sections 4 and 6 of this Agreement) have been satisfied and the Optionee has become the holder of record of such shares. No adjustment will be made for dividends or distributions with respect to this Option as to which there is a record date preceding the date the Optionee becomes the holder of record of such shares, except as may otherwise be provided in the Plan or determined by the Committee in its sole discretion.

5.3	Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Optionee in this Option prior to exercise may be assigned or transferred, or subjected to any lien, during the lifetime of the Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. The Optionee will, however, be entitled to designate a beneficiary to receive this Option upon such Optionee’s death, and, in the event of the Optionee’s death, exercise of this Option (to the extent permitted pursuant to Section 3.2(a) of this Agreement) may be made by the Optionee’s legal representatives, heirs and legatees.

6.	Withholding Taxes.

The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to the Option, including, without limitation, the grant, exercise or vesting of, this Option or a disqualifying disposition of any Option Shares; (b) withhold cash paid or payable or shares of Common Stock from the shares issued or otherwise issuable to the Optionee in connection with this Option; or (c) require the Optionee promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to this Option. Shares of Common Stock issued or otherwise issuable to the Optionee in connection with this Option that gives rise to the tax withholding obligation that are withheld for purposes of satisfying the Optionee’s withholding or employment-related tax obligation will be valued at their Fair Market Value on the Tax Date.

7.	Adjustments.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to, and the exercise price of, this Option.

8.	Plan Terms Incorporated by Reference.

The Option Shares granted and issued pursuant to this Agreement have not been granted and issued under the Plan; however, the terms of the Plan are incorporated by reference in this Agreement except to the extent otherwise provided in the Employment Agreement, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan and Employment Agreement, as applicable, and any ambiguities in this Agreement will be interpreted by reference to the Plan and Employment Agreement, as applicable. In the event that any provision of this Agreement is inconsistent with the terms of the Plan or Employment Agreement, as applicable, the terms of the Plan or Employment Agreement, as applicable will prevail.

9.	Miscellaneous.

9.1	Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

9.2	Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and the Employment Agreement, as applicable, and governed by the laws of the State of Delaware, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Delaware court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

9.3	Entire Agreement. This Agreement, the Employment Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

9.4	Amendment and Waiver. Other than as provided in the Plan and the Employment Agreement, as applicable, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

9.5	Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

9.6	Counterparts. For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together to constitute the same agreement.

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The parties to this Agreement have executed this Agreement effective the day and year first above written.

ANI PHARMACEUTICALS, INC.

ANI PHARMACEUTICALS, INC.

By  /s/ Stephen P. Carey

Stephen P. Carey

Its Vice President, Finance and Chief Financial Officer

By execution of this Agreement, the Optionee
acknowledges having received a copy of the Plan.

OPTIONEE

 /s/ Nikhil Lalwani

(Signature)

Nikhil Lalwani

(Name and Address)

_______________________________